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EXHIBIT 23.2

ACCOUNTANTS' CONSENT

        We consent to the incorporation by reference in the registration statements (Nos. 333-112729, 333-111991, 333-109925, 333-108422, 333-106252, 333-100583, 333-89985, 333-47074, and 333-36144) on Form S-3 and (333-100582, 333-87714, 333-83287, 333-66995, 333-56308, 333-34020, 333-35306, and 333-83287) on Form S-8 of 24/7 Real Media, Inc. of our report dated March 29, 2002, except for footnotes 3 and 4(b) to the consolidated financial statements in the Current Report on Form 8-K/A of 24/7 Real Media, Inc. dated December 19, 2002, which are as of October 15, 2002, relating to 24/7 Real Media, Inc. and subsidiaries' consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended December 31, 2001, which report appears in the December 31, 2003 Annual Report on Form 10-K/A of 24/7 Real Media, Inc. dated March 24, 2004.

        Our report dated March 29, 2002, except for footnotes 3 and 4(b) to the consolidated financial statements in the Current Report on Form 8-K/A of 24/7 Real Media, Inc. dated December 19, 2002, which are as of October 15, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company revised the consolidated financial statements and footnotes to reflect the sale of its IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ KPMG LLP

New York, New York
March 24, 2004

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  EXHIBIT 23.2
ACCOUNTANTS' CONSENT